EXHIBIT 4.4



	PENTAIR, INC.

	INTERNATIONAL STOCK PURCHASE AND BONUS PLAN

	Effective August 31, 1998


PENTAIR, INC., a Minnesota corporation (the
"Company") hereby adopts this International Stock
Purchase and Bonus Plan effective as of August 31,
1998 on the following terms and conditions.

1. Purpose

The Company hereby establishes the Pentair
International Stock Purchase and Bonus Plan in order to afford the employees of the Company's international branches and subsidiaries a convenient and cost-effective means for the regular and systematic purchase of the Company's Common Stock on terms substantially comparable to those available to the Company's U.S. employees. The purpose of the Plan is to assist the Company and its international subsidiaries in attracting and retaining personnel of outstanding abilities and to motivate employees to dedicate their maximum productive effort on behalf of the Company and its international branches and subsidiaries and to encourage long-term ownership of the Common Stock of the Company by such employees.
The Plan is intended to be exempt from the provisions of the Employment Retirement Income Security Act of
1974, as amended.

2. Definitions

For purposes of this Plan, where used with an initial capital letter, the following words, terms and phrases shall have the meanings set forth below:

(a)	"Account" shall mean the account maintained by
the Trustee for each Participant to hold shares of Common Stock purchased in accordance with the Plan, together with any other funds belonging to the Participant from time to time.

(b)	"Alternate Currency" shall mean any currency
other than United States dollars.

(c)	"Board" or "Board of Directors" shall mean the
Board of Directors of the Company.

(d)	"Broker" shall mean the entity selected by the
Trustee from time to time pursuant to Section 7(b) below to act as the broker for the Plan.

(e)	"Committee" shall mean the International Stock
Plan Committee appointed by the Board of Directors.

(1) "Common Stock" shall mean the common stock of the Company, par value U.S.$ 0.16 2/3 per share.

(f)	"Distribution Date" shall mean the last
business day in the jurisdiction of the Trustee of each calendar quarter.

(g)	"Eligible Employee" shall mean each Regular
Employee of each Participating International
Affiliate who is at least eighteen (18) years of age and has completed at least one (1) year of continuous employment with the relevant Participating
International Affiliate.

(h)	"International Stock Plan Committee" shall mean
that committee of employees of the Company or its affiliates appointed from time to time by the Board of Directors to administer the Plan.

(i)	"Participant" shall mean an Eligible Employee
who is enrolled in the Plan pursuant to Section 4 below.

(i)	"Participating International Affiliate" shall
mean any branch office of the Company, and any corporation or other form of business or association owned or controlled, directly or indirectly, by the Company, whose Regular Employees are, by action of the Board, permitted to participate in the Plan and which entity is identified on Schedule 1 hereto.

(j)	"Plan" shall mean this Pentair International
Stock Purchase and Bonus Plan, as the same may be amended from time to time.

(k)	"Regular Employee" shall mean each employee of
a Participating International Affiliate who works or is scheduled to work a minimum of fifteen (15) hours per week.

(l)	"Trust" shall mean the trust established by the
Declaration of Trust dated August 31, 1998 for the purpose of holding Common Stock purchased by the Trustee for the benefit of participants in accordance with this Plan.

(m)	"Trustee" shall mean the corporation which from
time to time is the duly appointed and acting trustee of the Trust.

3. Administration

(a)	The Plan shall be administered by the
International Stock Plan Committee. The Committee shall have full power and authority to interpret and construe any provision of the Plan, to adopt rules and regulations not inconsistent with the Plan for carrying out the purposes of the Plan with respect to matters not specifically covered herein and to amend and revoke any rules or regulations so adopted.
Except as otherwise provided herein or to the extent required by law, any interpretation of the Plan and any decision on any matter within the discretion of the Committee which is made by the Committee in good faith is binding on all persons.

(b)	The Committee shall, to the extent necessary or
desirable, establish any special rules for Eligible
Employees, former employees, or Participants located in a particular country. Such rules shall be set forth in Appendices to this Plan, which shall be deemed incorporated into the Plan.

4. Participation

Each Eligible Employee may participate in the Plan at any time by delivering to the Participating
International Affiliate by which he or she is employed:

(a)	such forms as are required by the Trustee or
the Committee for purposes of establishing an Account for the Participant and for the purchase by the Trustee of Common Stock for the account of the Participant; and

(b)	a completed and duly signed form authorizing
the relevant Participating International Affiliate to make compensation deductions for the Participant for purposes of enabling the Participant to make contributions to the Plan as contemplated herein.

Participation in the Plan by Eligible Employees is entirely voluntary. Participation in the Plan begins as soon as practicable after the required forms are received and processed by the Participating
International Affiliate and the Trustee and continues until the Participant ceases to be an Eligible
Employee, the Trustee terminates the participation of the Participant pursuant to Section 9 below or until written termination by the Participant of his or her participation in the Plan is received and processed by the relevant Participating International Affiliate and the Trustee.

5. Participant Contributions

Participants may make contributions for the purchase of Common Stock under the Plan in accordance with the following:

(a)	Participants may authorize the relevant
Participating International Affiliate to make periodic payroll deductions from the Participant's compensation for the purpose of purchasing Common
Stock. The deductions shall be forwarded by the relevant Participating International Affiliate to the Trustee on behalf of the Participant. Such deductions must be the equivalent in the relevant
Alternate Currency of at least the minimum and not to exceed the maximum amounts set forth on Schedule 2 attached hereto for each Participating Affiliate, which minimum and maximum amounts shall be reviewed and adjusted annually by the Committee. Payroll deductions will be automatically terminated when the above maximum amount is reached. A payroll deduction may be decreased or increased (subject to the above limitations) once each calendar [quarter] by the Participant completing and returning the appropriate payroll deduction form to the relevant Participating
International Affiliate. A payroll deduction may be terminated at any time by the Participant giving written notice to the relevant Participating
International Affiliate. A Participant who terminates his or her payroll deduction may not re-enroll in the Plan until the next calendar year, unless the termination of participation resulted from the Participant's termination of employment and he or she is subsequently reemployed by any Participating
International Affiliate, in which case the Participant may re-enroll in the Plan in the following calendar quarter in accordance with the procedures set forth in Section 4 above.

(b)	Participants may also make additional, lump-sum
contributions in amounts not to exceed the equivalent in the Alternate Currency of US $3,000 per calendar quarter. Such lump-sum contributions shall be made to the relevant Participating International Affiliate which shall forward the contribution to the Trustee on behalf of the Participant, and such contributions shall not be subject to the bonus provisions described in Section 6 below.

(c)	The Trustee shall or shall cause the Broker to
convert all funds received from Participants into United States dollars in accordance with procedures established by the Committee. Upon conversion into U.S. dollars, each contribution by way of payroll deduction or lump-sum contribution under Sections
5(a) and 5(b) above shall remain subject to the U.S.
dollar limits set forth in such Sections, and the Committee may establish reasonable procedures concerning such limits as necessary to accommodate the conversion of funds from an Alternate Currency to U.S. dollars.

6. Bonus Contributions

(a)	Each month, the Participating International
Affiliate which employs the Participant will forward to the Trustee for the account of each Participant a bonus equal to 25% of the amount contributed by each such Participant in the form of payroll deductions pursuant to Section 5(a) above, subject to the limitations set forth in such Section 5(a).
Notwithstanding the above, if a Participant sells shares of Common Stock acquired under this Plan within the first year after their purchase, the relevant Participating International Affiliate may terminate the payment of any further bonus contributions under this Section 6(a) for such Participant.

(b)	The Participant is responsible for the payment
of all income taxes, employment, social insurance,
welfare and other taxes under applicable law relating
to the bonus contributions made by the relevant
Participating International Affiliate, the purchase
and sale of Common Stock pursuant to this Plan and
the distribution of Common Stock or cash to the
Participant in accordance with this Plan.   The
Participating International Affiliate is authorized to make appropriate withholding deductions from each Participant's compensation, which shall be in addition to any payroll deductions made pursuant to
Section 5 above, and to pay such amounts to the appropriate tax authorities in the relevant country or countries in order to satisfy any of the above tax liabilities of the Participant under applicable law.
All such payments of applicable withholding tax in any relevant jurisdiction shall be the obligation of the relevant Participating International Affiliate, and the Trustee shall have no obligation to make any payments to the appropriate tax authorities in respect of the tax liabilities of the Participants.

7. Purchases, Sales and Withdrawals

(a)	All funds deducted from the Participant's
compensation by the  relevant Participating
International Affiliate, the bonus contributions made by the relevant Participating International Affiliate and any lump sum contributions made by such Participant shall be forwarded to the Trustee, together with a list of Participants and the amounts allocable to their respective Accounts. No interest shall be paid on such funds by the Company, the Participating International Subsidiaries or the
Trustee.

(b)	Upon receipt of funds from the Participating
International Affiliates, the Trustee shall transfer such funds to the Broker selected by the Trustee and shall direct the Broker to, as promptly as practicable, purchase on the New York Stock Exchange, as agent for the Participants, as many whole shares of Common Stock as the aggregate of such funds will permit, subject to applicable regulations. The
Trustee shall cause the Broker to purchase such shares at the best prices obtainable at the time of purchase. The relevant Participating International
Affiliate shall pay commissions on the purchases of such Common Stock and such other charges for the Trustee's and Broker's services as may be agreed from time to time, but excluding commissions and other, related charges payable on the sale of shares of Common Stock.

(c)	The Trustee or its agent shall maintain
individual Accounts for each Participant. Shares shall be allocated by the Trustee or its agent at the average cost to each Participant's Account in proportion to the amount received by the Trustee or its agent for the account of each Participant.
Allocations shall be made in full shares and in fractional interests in shares to four decimal places.

(d)	At the time of purchase of Common Stock under
the Plan, each Participant for whom funds were received shall immediately acquire full ownership of all Common Stock and of any fractional interest in Common Stock purchased for his or her Account. The
Broker shall hold all shares purchased in street name for and on behalf of the Trustee until:

(i)	the Participant requests that a certificate for
some or all of the shares in his or her Account be issued in his or her name,

(ii)	the Participant requests the Trustee to sell
some or all of the shares in his or her Account, or

(iii)the Participant's Account is terminated.

(e)	A  Participant may request the Trustee to (i)
deliver certificates for all or some of the shares held in the Participant's Account or (ii) sell some or all of the shares held in the Participant's
Account as of any Distribution Date. Selling commissions, the costs of converting U.S. dollars into the relevant Alternate Currency after such sale and other service charges of the Trustee and the Broker shall be borne by the Participant. Requests for a distribution of share certificates or the sale of shares must be submitted to the Trustee no later than the fifteenth (15th) day of the month in which the calendar quarter ends. Upon receipt of requests for distributions or sales as provided in this subsection, the Trustee shall aggregate the same and instruct the Broker to sell the shares on the date determined by the Broker in its discretion, but in no event later than the Distribution Date. The Trustee shall convert the proceeds of such sale to the Alternate Currency specified by the Participant pursuant to rules established by the Committee. Such proceeds, minus any costs charged to the Participant for commissions, currency conversion and other, related charges, shall be paid to the relevant
Participating International Affiliate on or about the Distribution Date. The relevant Participating
International Affiliate will distribute such proceeds to the Participant as soon as administratively feasible after receiving such proceeds. Any gains or losses attributable to the conversion of United
States dollars to the Alternate Currency in which the distribution is made will serve to increase or decrease, as the case may be, the amount of the distribution to which the Participant is entitled.

8. Accounts and Reports

Each Participant shall receive a quarterly statement of activity from the Trustee or its agent which shall include the following information:


(a)	 the amount contributed for the period by the
Participant and the relevant Participating
International Affiliate pursuant to the Plan;

(b)	the number of shares purchased for the
Participant's Account during the period;

(c)	the total number of shares held in the
Participant's Account; and

(d)	such other information as the Committee shall
specify from time to time.

9. Termination of Participation

A Participant may voluntarily terminate participation in the Plan at any time by giving written notice to the Trustee and the Participating International
Affiliate by which he or she is employed. In addition, the Trustee may terminate a Participant's
Account and dispose of the shares therein pursuant to
Section 10 below if the Participant dies or terminates employment for any reason with the relevant Participating International Affiliate. A
Participant whose participation in the Plan terminates may not reenter the Plan during the same calendar year, unless the termination of participation resulted from the Participant's termination of employment and he or she is subsequently reemployed by any Participating
International Affiliate.

10. Disposition of Account Upon Termination of
Participation

A Participant's written notice of termination of participation shall include instructions to the relevant Participating International Affiliate as to the disposition of the shares in his or her Account.
If a Participant elects cash, the Trustee shall direct the Broker to sell the shares allocated to the Participant's Account at the then current market price, and the Trustee shall deliver the proceeds, less any brokerage commissions, currency conversion costs and other, related charges, to the Participating International Affiliate which employs the Participant, which Participating International
Affiliate will in turn forward such proceeds to the Participant. If the terminating Participant elects to receive stock certificates or makes no election, the Trustee shall deliver to the relevant
Participating International Affiliate for forwarding to the Participant the number of full shares in his or her Account plus cash for any fractional shares.
In the event of the death of a Participant, all elections shall be made by, and all distributions made to, the designated beneficiary of the Participant or the legal representative of the Participant's estate, as more specifically provided in Section 13(b) below.

11. Voting and Other Rights

As soon as administratively practicable after the Trustee receives notice of a meeting of the shareholders of the Company, the Trustee, or its agent, shall deliver to each Participant by mail or otherwise, all notices of meetings, proxy statements and other materials distributed by the Company to its shareholders. At the meeting, or any adjournment thereof, the Trustee will vote shares of Company
Stock credited to such Accounts as of the record date for such vote in accordance with the instructions received by the Trustee from Participants in time to be processed. The combined fractional shares of Participants will be voted to the extent possible to reflect the instructions of the Participants. The
Trustee will not vote any shares of Company Stock held in Accounts for which it has not received instructions from Participants in time to be processed.

12. Dividends and Other Proceeds

Cash dividends received in respect of Common Stock held in the Accounts of Participants shall be credited by the Trustee to such accounts. All such cash shall be reinvested in shares of Common Stock as promptly as practicable following receipt thereof.
The relevant Participating International Affiliate shall pay all regular commissions in connection with the purchase of shares constituting such reinvestment of cash dividends. Stock dividends or stock splits in respect of Common Stock held in the Accounts of Participants shall be credited to such Accounts without charge. The Trustee shall direct the Broker to sell all other securities and rights to subscribe for shares received in respect of Common Stock, if any, held in the Accounts of Participants and the proceeds therefrom shall be treated in the same manner as cash dividends. All cash dividends payable on Common Stock held by the Trustee for the Accounts of Participants shall be paid net of applicable
United States withholding taxes on such dividends which shall be withheld by the Company and paid to the appropriate United States tax authorities. The
Trustee or its agent shall annually notify each Participant as part of its periodic reporting obligations of the amount of such withholding applicable to each Participant's Account in order to enable such Participant to apply for any applicable tax credit in each such Participant's country.

13. Transfer of Rights

(1) Notwithstanding Section 7(d) above, no shares of Common Stock held in a Participant's Account or any Participant's interest in this Plan shall be transferable by a Participant, subject to the Participant's right to sell such shares, receive stock certificates or terminate his or her participation in this Plan as elsewhere provided herein, and no assets in any Account or any other benefit under this Plan may in any manner be mortgaged, alienated, sold, transferred, assigned, pledged, encumbered or charged, and any attempt to do so is void. No such assets in an Account or any such benefit shall be subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such assets or benefits.

(2) Unless otherwise required by local law or the Committee, a Participant under this Plan may, by signing a form furnished by the Committee, designate any legal or natural person or persons (who may be designated contingently or successively) who shall be entitled to exercise the Participant's rights hereunder or to which the Participant's benefits are to be paid if the Participant dies before receiving all benefits payable under this Plan. A beneficiary designation form will be effective only when the signed form is filed with the Committee while the Participant is alive and will cancel all beneficiary designation forms signed earlier. If a Participant has not designated a beneficiary, the Participant's assets in his or her Account shall be disposed of and distributed by the Trustee to the Participating
International Affiliate which employed the
Participant, and the Participating International
Affiliate shall forward such assets to the legal representative of the Participant's estate in accordance with applicable law.

14. Amendment and Termination

(a)	The Company hereby reserves the right to amend
the Plan, at any time, by action of the Board of Directors (or, if it will not materially increase the cost of the Plan, by the unanimous action of the Committee); provided, that no amendment to the Plan which would have the effect of materially increasing the cost of administering the Trust or the obligations of the Trustee in connection with such administration shall be adopted by the Company without the prior written consent of the Trustee, which consent will not be unreasonably withheld.

(b)	The Board of Directors or its designee may at
any time terminate this Plan as to any individual
Participating International Affiliate.   All shares
of Common Stock and cash, if any, in Participants'
Accounts shall, pursuant to rules adopted by the Committee, be distributed as soon as administratively feasible after such termination.

(c)	The funds from time to time held by the Trust
hereunder shall at all times be a trust fund separate and apart from the assets of the Company and the Participating International Subsidiaries, and no part thereof shall be or become available to the Company, the Participating International Subsidiaries or to creditors of the Company or the Participating
International Subsidiaries under any circumstances.

15. Employment Relationship

(a)	Nothing in this Plan shall confer on any
Participant any express or implied right to employment or continued employment by the Company or any Participating International Affiliate, whether for the duration of the Plan or otherwise.

(b)	This Plan shall not form part of any contract
of employment between the Company or any of the Participating International Subsidiaries nor shall this Plan amend, abrogate or affect any existing employment contract between the Company or any of the Participating International Subsidiaries and their respective employees. Nothing in this Plan shall confer on any person any legal or equitable right against the Company or any of its affiliates, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or any of its affiliates.

(c)	Neither the Common Stock purchased hereunder
nor any bonus contributions made hereunder nor other benefits conferred hereby shall form any part of the wages or salary of any Eligible Employees for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment. Under no circumstances shall any person ceasing to be an employee of the Company or any of its affiliates be entitled to any compensation for any loss of any right or benefit under this Plan which such employee might otherwise have enjoyed but for ceasing to be an employee, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise.

16. Acceptance of Terms

By participating in the Plan, each Participant shall be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Committee or the Trustee or its agents and shall be fully bound thereby.


Dated: 	August 31, 1998



PENTAIR, INC.


Chief Executive Officer


Secretary